EX‑35.10

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

RBS Commercial Funding, Inc.

600 Washington Blvd.

Stamford, Connecticut 06901

RE:  Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator for the Westfield Mission Valley Loan Combination (in such capacities, “Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “reporting period”):

(a)     A review of Wells Fargo’s activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the “Servicing Agreement(s)”) has been made under my supervision; and

(b)     To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 19, 2015

/s/Brian Smith

Brian Smith

Vice President

To:  RBS Commercial Funding, Inc.

Schedule A

List of Servicing Agreement(s) and Series

1.        Pooling and Servicing Agreement dated as of September 1, 2013, by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Rialto Capital Advisors, LLC, as General Special Servicer, NCB, FSB, as NCB Master Servicer, NCB, FSB, as Co-op Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, U.S. Bank National Association, as Trustee, and Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator  and as Custodian relating to the Series WFRBS 2013-C16 Commercial Mortgage Pass-Through Certificates relating to the Westfield Mission Valley Loan Combination, a pari passu portion of which is included in the Series WFRBS 2013-C17 Commercial Mortgage Pass-Through Certificates transaction.

To:  RBS Commercial Funding, Inc.

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable